NEWS RELEASE	Contact:
Lisa Wanstreet, Investor Relations
304.367.8697

Aly Goodwin Gregg, Media
304.285.0002

MVB Bank’s Fourth Quarter 2012 Earnings Double

on Organic Growth Results and Recent Acquisition

FY 2012 Net Income Jumps by 54 Percent

Sabraton Branch to Open this Spring

FAIRMONT, WV, March 11, 2013 – MVB Financial Corp., (OTC Markets Group OTCQB: MVBF), and its subsidiary bank, MVB Bank, Inc., today announced quarterly results for the period ending December 31, 2012. Fourth quarter 2012 net income of $1.44 million increased by 98% compared to fourth quarter of 2011 net income of $727,000. Results for the fourth quarter 2012 include the addition of Potomac Mortgage Group, Inc. (PMG) during the quarter, the acquisition which was immediately accretive to MVB’s fourth quarter earnings.

MVB’s net interest income was $3.9 million for the fourth quarter of 2012, an increase of $700,000 or 19% from the same time period in 2011, and was driven mainly by the continued growth of MVB’s balance sheet, with $92.5 million in average loan growth and a significant demand in refinancing created by historic low mortgage rates.

Interest expense of $1.2 million in the fourth quarter of 2012 was comparable to the fourth quarter of 2011. Total interest income in the fourth quarter 2012 was $4.6 million, an increase of $631,000, or 16% compared to the fourth quarter of 2011 due primarily to continued growth in loan volume. Expenses increased by 40% primarily as a result of funding and implementation of growth initiatives as well as costs related to the acquisition of PMG.

For the full year 2012, net income reached $4.2 million, a 54% increase compared to the same period in 2011. Loan growth in 2012 increased by 19% compared to 2011. MVB’s total assets grew by 36% to $727 million in 2012. Deposits totaled $486.5 million for the twelve months of 2012, an increase of $80.7 million since December 31, 2011.

“We continue to surpass expectations with exceptional growth and performance trends through 2012. MVB’s fourth quarter performance was exceptionally productive as our investment in quality growth initiatives contributed to a stronger balance sheet despite a sustained uncertain economic environment,” said Larry F. Mazza, CEO of MVB Financial Corp. “Effectively managing risk along with the implementation of key growth initiatives - including the opening of an important new branch in downtown Clarksburg, and the opportunity to acquire PMG and enter the northern Virginia market – are key building blocks in MVB’s growth strategy,” added Mazza.

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Operating Performance Supported by Record, Quality Lending

MVB’s high quality loan portfolio continued to drive the bank’s asset growth in 2012 with a 19% increase, or $ 73 million addition in both commercial and mortgage lending compared to 2011. Total capital increased by $ 19.8 million, or 41.5%, since December 31, 2011 driven mainly by a private placement of shares of $13.7 million, MVB’s earnings of $4.2 million for the twelve month period of 2012, and the addition of $2 million in capital from the PMG transaction.

MVB’s nonperforming loan ratio is among the lowest in the country compared to its peers, indicating that the West Virginia economic climate has not suffered as much as the rest of the nation. This factor also contributes to MVB earning the 5-Star Superior Bank rating from Bauer Financial, Inc. for the bank’s safety, soundness and financial strength.

During the fourth quarter, a semi-annual dividend was paid to shareholders, with the full-year dividend payout representing a 40% increase over the previous year.

Looking Ahead

Commenting on the outlook for MVB, CEO Larry Mazza said, “We anticipate that branch development and geographic expansion will continue through 2013. We are pleased with the results from our new Clarksburg branch since its opening last November. Other branch openings set for this year include: Sabraton to the north; Martinsburg in the eastern part of the state; and to the south, we anticipate opening a new market in Charleston. Opening the new branch in Charleston is subject to regulatory approvals. This year we are re-introducing our ‘high return’ cornerstone retail products – ‘Most Valuable Checking’ and ‘Most Valuable Savings’ – and adding new offerings and advanced ways to serve clients who appreciate the value of a community bank that listens.”

“We believe that MVB continues to be well-positioned to seek growth opportunities in our existing markets and to establish the MVB brand in new areas. Supporting our internal growth effort is a talented team of employees, including new additions to the management group and staff. They are a core ingredient for maintaining the highest level of client satisfaction and for our overall growth plan,” added Mazza.

About MVB Financial Corp.

MVB Bank, Inc. is a wholly-owned subsidiary of MVB Financial Corp (OTCQB: MVBF), with locations in Marion, Monongalia and Harrison counties in North Central West Virginia, Berkeley and Jefferson Counties in the Eastern Panhandle of West Virginia, and northern Virginia via the Potomac Mortgage Group, a wholly-owned subsidiary of MVB Bank, Inc. The OTCQB is a market tier operated by the OTC Market Group Inc. for over-the-counter traded companies that are current in their reporting with a U.S. regulator. For additional information visit MVB’s investor relations webpage at ir.mvbbanking.com

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Forward-Looking Statements

All statements other than statements of historical fact included herein are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21 E of the Securities Exchange Act of 1934. Such information involves risks and uncertainties that could result in MVB Financial Corp's (the "Company's") actual results differing from those projected in the forward-looking statements. Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include, but are not limited to: (i) the Company may incur loan losses due to negative credit quality trends in the future that may lead to deterioration of asset quality; (ii) the Company may incur increased charge-offs in the future; (iii) the Company could have adverse legal actions of a material nature; (iv) the Company may face competitive loss of customers; (v) the Company may be unable to manage its expense levels; (vi) the Company may have difficulty retaining key employees; (vii) changes in the interest rate environment may have results on the Company's operations materially different from those anticipated by the Company's market risk management functions; (viii) changes in general economic conditions and increased competition could adversely affect the Company's operating results; (ix) changes in other regulations and government policies affecting bank holding companies and their subsidiaries including changes in monetary policies may negatively impact the Company's operating results; (x) the effects of the Dodd-Frank Wall Street Reform and Consumer Protection Act may adversely affect the Company; (xi) the risk that the benefits from the acquisition may not be fully realized or may take longer to realize than expected, including as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement and the degree of competition in the geographic and business areas in which MVB and PMG operate; (xii) the reaction of the companies' customers, employees and counterparties to the acquisition; (xiii) the integration of the operations of MVB and PMG may be more difficult, costly or time-consuming than expected; (xiv) diversion of management time on acquisition-related issues; and, (xv) other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

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